Exhibit 4.47

November 2, 2016

(1) PARTICLE INC.

as Borrower

(2) Particle (HK) Limited

as a Covenantor

(3) Beijing Particle Information Technology Co., Ltd.
(北京一点网聚信息技术有限公司)

as a Covenantor

(4) Beijing Yidianwangju Technology Co., Ltd.
(北京一点网聚科技有限公司)

as a Covenantor

and

(5) PHOENIX NEW MEDIA LIMITED

as Original Lender

LOAN AGREEMENT

THIS AGREEMENT is dated November 2, 2016 and made between:

(1)                                 PARTICLE INC., an exempted limited liability company organized under the laws of the Cayman Islands (the “Borrower”)

(2)                                 PARTICLE (HK) LIMITED, a company organized under the laws of the Hong Kong and a Subsidiary (as defined herein) of the Borrower (the “HK Subsidiary”);

(3)                                 BEIJING PARTICLE INFORMATION TECHNOLOGY CO., LTD. (北京一点网聚信息技术有限公司), a company incorporated under the laws of the PRC and a Subsidiary (as defined herein) of the Borrower (the “PRC Subsidiary”);

(4)                                 BEIJING YIDIANWANGJU TECHNOLOGY CO., LTD. (北京一点网聚科技有限公司), a company incorporated under the laws of the PRC and a variable interest entity and Subsidiary (as defined herein) of the Borrower (the “PRC VIE”); and

(5)                                 PHOENIX NEW MEDIA LIMITED, an exempted limited liability company organized under the laws of the Cayman Islands (the “Original Lender”).

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means:

(a)                                  an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)                                  in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the Execution Date to and including January 15, 2017 (or any other date as agreed between the Parties in writing).

“Available Facility” means the undrawn, uncancelled balance of the Facility.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, New York and the PRC.

“Coercive Practice” means impairing or harming or threatening to impair or harm, directly or indirectly, any party or its property or persons closely related to a party, to improperly influence the actions of that party.

“Collusive Practice” means an arrangement between two or more entities without the knowledge, but designed to improperly influence the actions, of another party.

“Corrupt Practice” means the offering, giving, receiving, or soliciting, directly or indirectly, of anything of value to improperly influence the actions of another party and in violation of the applicable law.

“Covenantors” means the HK Subsidiary, the PRC Subsidiary and the PRC VIE.

“Default” means an Event of Default or any event or circumstance specified in Clause 17 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“dispose” means to make or to agree to make, and “disposal” means, any sale, assignment, exchange, transfer, concession, loan, lease, surrender, licence, direct or indirect reservation, waiver, compromise, release, dealing with or in or granting of any option, right of first refusal or any other right or interest whatsoever, or any agreement for any of the same.

“Dollars” or “US$” means the lawful currency for the time being of the United States of America.

“Event of Default” means any event or circumstance specified as such in Clause 17 (Events of Default).

“Execution Date” means the date of this Agreement.

“Existing Shareholders’ Agreement” means any agreement between the Borrower and/or the Covenantors and the shareholders of the Borrower in relation to the Borrower in effect immediately prior to the Execution Date.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by the Lender to the Borrower in writing on or before the Execution Date (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Final Maturity Date” means the earlier of (i) the date which falls six (6) Months from the relevant Utilisation Date or (ii) closing of another round of financing by the Borrower or any of its Subsidiaries after the Execution Date through the issuance and sale of any equity securities or securities convertible or exchangeable into equity securities of the Borrower or any of its Subsidiaries, provided that if such day is not a Business Day, the Final Maturity Date shall be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

“Finance Documents” means collectively this Agreement, any Utilisation Request, any Transfer Certificate and any other document designated as such by the Lender and the Borrower, and “Finance Document” means any one of them.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                moneys borrowed;

(b)                                any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                 any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                 receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                  any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                                 any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)                                    (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financing of Terrorism” means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.

“Fraudulent Practice” means any action, including misrepresentation, to obtain a financial or other benefit or avoid an obligation, by deception.

“Fund Raising” means the fund raising works that the Lender or its associated companies carried out for the purposes of advancing the Facility to the Borrower under this Agreement.

“GAAP” means generally accepted accounting principles in the USA or PRC.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Borrower and its Subsidiaries for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Legal Reservations” means:

(a)                                 the principle that equitable remedies (or remedies that are similar to equitable remedies in any Relevant Jurisdiction) may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation, liquidation, bankruptcy, moratoria, administration, court schemes and other laws generally affecting the rights of creditors and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;

(b)                                 the time barring of claims under any applicable limitation laws, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void, defences of set off or counterclaim and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction; and

(c)                                  any other general principles, reservations or qualifications, in each case, as to matters of law in any legal opinion delivered under or in connection with the Finance Documents.

“Lender” means:

(a)                                 the Original Lender; and

(b)                                 any person which has become a New Lender in accordance with Clause 18 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Loan” means the loan(s) made or to be made under the Facility or the aggregate principal amount outstanding for the time being of that loan.

“Loan Period” means the period from the Execution Date to the date upon which all monies owing and/or payable by the Borrower to the Lender under the Finance Documents are fully, unconditionally and irrevocably paid and the Available Facility has been reduced to zero.

“Material Adverse Effect” means a material adverse effect on:

(a)                                the business, operations, property,or condition (financial or otherwise) of the Group taken as a whole;

(b)                                the ability of the Borrower to perform its payment obligations under the Finance Documents; or

(c)                                 subject to the Legal Reservations, the validity or enforceability of any of the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

“Money Laundering” means:

(a)                                          the conversion or transfer of property, knowing it is derived from a criminal offence, for the purpose of concealing or disguising its illegal origin or of assisting any person who is involved in the commission of the crime to evade the legal consequences of its actions;

(b)                                          the concealment or disguise of the true nature, source, location, disposition, movement, rights with respect to, or ownership of, property knowing that it is derived from a criminal offence; or

(c)                                           the acquisition, possession or use of property knowing at the time of its receipt that it is derived from a criminal offence.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                          if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)                                          if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will apply only to the last Month of any period.

“Obligors” mean the Borrower and the Covenantors and “Obligor” means each one of them.

“Original Financial Statements” means, in relation to the Borrower, financial statements for its financial year ended December 31, 2015 and its financial quarter ended March 31, 2016.

“Party” means a party to this Agreement.

“PRC” means the People’s Republic of China.

“Renminbi” or “RMB” means the lawful currency for the time being of the PRC.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)                                          which is controlled, directly or indirectly, though equity ownership, contractual arrangements or otherwise, by the first mentioned company or corporation;

(b)                                          more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)                                           which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Transfer Certificate) or any other form agreed between the Lender and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the proposed Transfer Date specified in the Transfer Certificate or in any other document agreed between the relevant assignor and assignee.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USA” means the United States of America.

“Utilisation” means an utilisation of the Facility.

“Utilisation Date” means the date of an Utilisation, being the date on which the Loan is to be made, which shall not be later than the last day of the Availability Period.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Requests).

1.2                               Construction

(a)                                        Unless a contrary indication appears, any reference in this Agreement to:

(i)                                           the “Borrower”, the “Lender”, any “Covenantor”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                        “assets” includes present and future properties, revenues and rights of every description;

(iii)                                     a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)                                    “including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(v)                                       “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)                                    a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)                                 a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)                              a provision of law is a reference to that provision as amended or re-enacted;

(ix)                                    words importing one gender shall include the other genders;

(x)                                       words importing the singular shall include the plural and vice versa; and

(xi)                                    a time of day is a reference to Hong Kong time.

(b)                                        Section, Clause and Schedule headings are for ease of reference only.

(c)                                         Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                        A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(e)                                         Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

1.3                               Third party rights

A person who is not a Party has no right under the doctrine of privity of contract to enforce or to enjoy the benefit of any term of this Agreement. The provisions of the Contracts (Rights of Third Parties) Ordinance (Cap. 623) shall not apply to this Agreement and, unless specifically herein provided, no person other than the Parties to this Agreement shall have any rights under it nor shall it be enforceable by any person other than the Parties to it.

2.                                      THE FACILITY

2.1                               The Facility

Subject to the terms of this Agreement, the Lender shall make available to the Borrower a term loan facility in aggregate amount of Forty-Six Million Yuan Renminbi (RMB46,000,000) or equivalent amount of Dollars calculated at exchange rates agreed to and confirmed by the Borrower and the Lender.

2.2                               Term of the Facility

The term of the Facility is from the relevant Utilisation Date to the Final Maturity Date.

3.                                      PURPOSE

3.1                               Purpose

The Borrower shall apply all amounts borrowed by it under the Facility for the Group’s working capital requirement arising from the Group’s ordinary course of business.

3.2                               Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement, nor shall it be responsible for the consequences of Utilisation of the Loan.

4.                                      CONDITIONS OF UTILISATION

4.1                               Initial conditions precedent

The Lender will be obliged to comply with Clause 5.4 (Lender’s disbursement) only if Lender has received all of the documents and other evidence listed on Schedule 1 (Conditions precedent) in form and substance reasonably satisfactory to the Lender (unless the requirement to provide any of such documents or other evidence is waived by the Lender).  The Lender shall notify the Borrower promptly upon the Lender being so satisfied.

4.2                               Further conditions precedent

The Lender will be obliged to comply with Clause 5.4 (Lender’s disbursement) only if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                        no Default is continuing or would result from the proposed Loan;

(b)                                        all representations made by the Obligors under Clause 14 (Representations) are true and accurate; and

(c)                                         since the Execution Date, nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect.

4.3                               Maximum number of Loan

There is no maximum number of Loans that the Borrower may borrow under the Facility.

5.                                      UTILISATION

5.1                               Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivering to the Lender a duly completed Utilisation Request and the Lender receives the Utilisation Request not later than 11 a.m. ten (10) Business Day before the proposed Utilisation Date, provided that the Borrower and the Lender shall agree on the Utilisation Date in advance.

5.2                               Completion of a Utilisation Request

(a)                                        The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(A)                         the proposed Utilisation Date is a Business Day within the Availability Period; and

(B)                         the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).

(b)                                        Only one Loan may be requested in the Utilisation Request.

5.3                               Currency and amount

(a)                                        The currency specified in an Utilisation Request must be Dollars.

(b)                                        The amount of the proposed Loan in an Utilisation Request shall be no more than the amount of the Available Facility.

5.4                               Lender’s disbursement

(a)                                        If it is mutually agreed that the conditions set out in Clause 4 (Conditions of Utilisation) and Clause 5.1 (Delivery of a Utilisation Request) to Clause 5.3 (Currency and amount) above have been met, the Lender shall make the Loan available on the Utilisation Date through its Facility Office.

(b)                                        The amount of such Loan shall be equal to the amount of the Utilisation set forth in the Utilisation Request.

5.5                               Cancellation of unutilised Facility

At 5:00 p.m. in Hong Kong on the last day of the Availability Period, the Available Facility shall be automatically cancelled.

6.                                      INTEREST

6.1                               Calculation of interest

The rate of interest on the Loan shall be 9 percent (9%) per annum (the “Interest Rate”). Each Loan shall accrue interest on each date on which it is outstanding at the Interest Rate before its due date except that, in the event a Loan is repaid before the Final Maturity Date for any reason (including but not limited to prepayments according to Clause 8 or acceleration upon an Event of Default according to Clause 17.14), the Loan shall accrue a special interest on the date of such early repayment that equals to the amount of interest that would have accrued from the date of such early repayment to the Final Maturity Date if the Loan were not repaid before the Final Maturity Date.

6.2                               Payment of interest

The Borrower shall pay all accrued interest on the Final Maturity Date.  For the avoidance of doubt, the amount of interest payable by the Borrower shall be based on the actual amount of the Loan disbursed by the Lender to the Borrower.

6.3                               Default interest

(a)                                        Without prejudice to any other remedies available to the Lender under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause (b) below, shall be 0.02 per cent (0.02%) per day. Any interest accruing under this Clause 6.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)                                        Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Month but will remain immediately due and payable.

7.                                      REPAYMENT

7.1                               Repayment of Loan

The Borrower shall repay the Loan and all outstanding amounts with respect to the Loan on the Final Maturity Date. For the avoidance of doubt, this obligation of the Borrower shall not be avoided or excused in any way, whether due to issues relating to (a) the legality of the Loan or the use of the Loan, (b) any conflict of interests or the relationship between the Lender and the Borrower and their respective Affiliates and related parties, (c) the violation or breach of any laws and regulations in relation to the Loan, or (d) any other issue otherwise in relation to the Loan and the Finance Documents.

8.                                      PREPAYMENT AND CANCELLATION

8.1                               Illegality and Mandatory Prepayment

If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it is or will become unlawful for the Lender to do so:

(a)                                 the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)                                 after the Lender notifying the Borrower, the Available Facility of the Lender will be immediately cancelled; and

(c)                                  the Borrower shall repay or pay the Lender on the date specified by the Lender (being no earlier than the last day of any applicable grace period permitted by law) the outstanding Loan together with the interest accrued up to the repayment or, as the case may be, payment date and all other amounts accrued under the Finance Documents.

8.2                               Voluntary prepayment of Loan

The Borrower may, if it gives the Lender not less than five (5) Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay all or any portion of the Loan.  When the Borrower makes the prepayment of the Loan, the Borrower shall also pay the interest accrued on the amount prepaid to the Lender at the same time.

8.3                               Restrictions

(a)                                        Any notice of cancellation or mandatory prepayment given by the Lender under this Clause 8 shall specify the date or dates upon which the relevant cancellation or mandatory prepayment is to be made and the amount of that cancellation or mandatory prepayment.

(b)                                        The Borrower may not reborrow any part of the Facility which is prepaid.

(c)                                         The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Available Facility except at the times and in the manner expressly provided for in this Agreement.

(d)                                        No amount of the Available Facility cancelled under this Agreement may be subsequently reinstated.

9.                                      TAX GROSS UP AND INDEMNITIES

9.1                               Definitions

(a)                                        In this Clause 9:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to the Lender under Clause 9.2 (Tax gross-up) or a payment under Clause 9.3 (Tax indemnity).

(b)                                        Unless a contrary indication appears, in this Clause 9 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

9.2                               Tax gross-up

(a)                                        All payments to be made by an Obligor to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)                                        The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.  Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)                                         If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)                                        Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender entitled to the payment evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

9.3                               Tax indemnity

(a)                                        Without prejudice to Clause 9.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within three (3) Business Days of demand of the Lender, promptly indemnify the Lender which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 9.3 shall not apply to:

(i)                                      any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated; or

(ii)                                   any Tax imposed on and calculated by reference to the net income of the Facility Office of the Lender actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which its Facility Office is located.

(b)                                        If the Lender intends to make a claim under sub-clause (a), it shall notify the Borrower of the event giving rise to the claim.

9.4                               Tax credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)                                        a Tax Credit is attributable to that Tax Payment; and

(b)                                        the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

9.5                               Stamp taxes

The Borrower shall:

(a)                                        pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)                                        within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability that the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

9.6                               Indirect tax

(a)                                        All consideration expressed to be payable under a Finance Document by any Obligor to the Lender shall be deemed to be exclusive of any Indirect Tax.  If any Indirect Tax is chargeable on any supply made by the Lender to any Obligor in connection with a Finance Document, that Obligor shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)                                        Where a Finance Document requires any Obligor to reimburse the Lender for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

10.                               INCREASED COSTS

10.1                        Increased costs

(a)                                        Subject to Clause 10.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender as a result of (A) any Fund Raising, (B) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the Execution Date and the compliance thereof.

(b)                                        In this Agreement “Increased Costs” means:

(i)                                           a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii)                                        an additional or increased cost as a result of, among others, any Fund Raising; or

(iii)                                     a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into or funding or performing its obligations under any Finance Document.

10.2                        Increased cost claims

(a)                                        If the Lender intends to make a claim pursuant to Clause 10.1 (Increased costs), it shall notify the Borrower of the event giving rise to the claim.

(b)                                        The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

10.3                        Exceptions

(a)                                        Clause 10.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                           attributable to a Tax Deduction required by law to be made by an Obligor; or

(ii)                                        compensated for by Clause 9.3 (Tax indemnity) (or would have been compensated for under Clause 9.3 (Tax indemnity) but was not so compensated solely because the exclusion in sub-clause (a) applied).

(b)                                        In this Clause 10.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 9.1 (Definitions).

11.                               MITIGATION BY THE LENDER

11.1                        Mitigation

(a)                                        The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality and Mandatory Prepayment), Clause 9 (Tax gross-up and indemnities) or Clause 10 (Increased costs), including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office  in relation to any circumstances which arise following the Execution Date.

(b)                                        Sub-clause (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

11.2                        Limitation of liability

(a)                                        The Borrower shall promptly indemnify the Lender for all costs and expenses incurred by the Lender as a result of steps taken by it under Clause 11.1 (Mitigation).

(b)                                        The Lender is not obliged to take any steps under Clause 11.1 (Mitigation) if, in the opinion of the Lender, to do so might be prejudicial to it.

11.3                        Conduct of business by the Lender

No provision of this Agreement will:

(a)                                        interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                        oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                         oblige the Lender to disclose any information relating to its affairs (tax, foreign exchange or otherwise) or any computations in respect of Tax.

12.                               OTHER INDEMNITIES

12.1                        Currency indemnity

(a)                                        If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                          making or filing a claim or proof against that Obligor; or

(ii)                                       obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Obligor shall, as an independent obligation, within three (3) Business Days of demand, indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                        Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

12.2                        Other indemnities

The Borrower shall, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)                                        the occurrence of any Event of Default;

(b)                                        any information produced or approved by the Borrower being or being alleged to be misleading and/or deceptive in any respect;

(c)                                         any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under any of the Finance Documents;

(d)                                        a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency;

(e)                                         funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(f)                                          a Loan (or part of a Loan) not being prepaid in accordance with a notice of mandatory prepayment given by the Lender;

(g)                                        investigating any event which it reasonably believes is a Default; or

(h)                                        acting or relying on any notice, request or instruction which it reasonably   believes to be genuine, correct and appropriately authorised.

13.                               COSTS, EXPENSES AND FEE

13.1                        Fund Raising costs

The Borrower shall, within three (3) Business Days of demand, pay to the Lender the amount of all reasonable costs and expenses (including legal fees) incurred by the Lender in connection with any Fund Raising (which, for the avoidance of doubt, shall include but not limit to fees and charges of any bank or other financial institution with which the Lender enters into “foreign loan with domestic security” arrangement for the purpose of deploying funds offshore in order to advance the Facility to the Borrower) irrespective of whether such costs and expenses are incurred prior to or after the Execution Date or the Utilisation Date.

For the avoidance of doubt, if the Lender has entered into a “foreign loan with domestic security” arrangement before the Execution Date or the Utilisation Date for the purpose of deploying funds offshore in order to advance the Facility to the Borrower, the amount of costs and expenses that the Borrower shall pay to the Lender pursuant to the first paragraph of this Section 13.1 shall include, among others, all reasonable costs and expenses (including legal fees) incurred by the Lender in connection with such “foreign loan with domestic security” arrangement before the Execution Date or the Utilisation Date.

13.2                        Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

13.3                        Legal fees and enforcement costs

The Borrower shall, within three (3) Business Days of demand, pay to the Lender the amount of all legal fees incurred by the Lender in connection with the preparation, negotiation and execution of the Finance Documents and the amount of all reasonable costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

14.                               REPRESENTATIONS

The Obligors hereby, joint and severally, make the representations and warranties set out in this Clause 14 to the Lender.

14.1                        Status

(a)                                        Each of the Obligors is a corporation, duly incorporated and validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation.

(b)                                        Each of the Obligors and their Subsidiaries has the capacity and power to own its assets and carry on its business as it is being conducted.

14.2                        Binding obligations

The obligations expressed to be assumed by each of the Obligors in each Finance Document are, subject to any general principles of law limiting its obligations including the Legal Reservations, legal, valid, binding and enforceable obligations.

14.3                        Non-conflict with other obligations

The entry into and performance by each of the Obligors of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                        any law or regulation applicable to any of the Obligors;

(b)                                        the constitutional documents of any of the Obligors; or

(c)                                         any agreement or instrument binding upon any of the Obligors or any of its assets.

14.4                        Power and authority

Each of the Obligors has the capacity, corporate power and authority to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

14.5                        Validity and admissibility in evidence

Subject to the Legal Reservations, all Authorisations required or desirable:

(a)                                        to enable each of the Obligors lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party,

(b)                                        to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, and

(c)                                         for it to carry on its business,

have been obtained or effected and are in full force and effect.

14.6                        Governing law and enforcement

(a)                                        The choice of law specified as the governing law of each Finance Document will, subject to the Legal Reservations, be recognised and enforced in the jurisdiction of incorporation of each of the Obligors.

(b)                                        Any monetary judgment or arbitration award obtained in Hong Kong in relation to a Finance Document will, subject to the Legal Reservations, be recognised and enforced in the jurisdiction of incorporation of each of the Obligors.

14.7                        Deduction of Tax

It is not required under the law currently applicable where each of the Obligors is incorporated or at the address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

14.8                        No filing or stamp taxes or announcement

Under the law of the jurisdiction of incorporation of each of the Obligors, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, or that any public announcement be made.

14.9                        No default

(a)                                        NoEvent of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)                                        No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any of the Obligors or to which any of the Obligors’ assets are subject which would reasonably be expected to have a Material Adverse Effect.

14.10                 No misleading information

All written information supplied by any of the Obligors or on its behalf is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

14.11                 Financial statements

(a)                                        The Original Financial Statements give a true and fair view of the financial condition and operations of the Group during the relevant financial period save to the extent expressly disclosed in such Original Financial Statements.

(b)                                        There has been no Material Adverse Effect since the date of the Original Financial Statements.

14.12                 Pari passu ranking

Each of the Obligors’ payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

14.13                 No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, (to the best of the Obligors’ knowledge and belief) have been started or threatened against any of the Obligors or any of their Subsidiaries.

14.14                 Authorised Signatures

Any person specified as the authorised signatory of an Obligor under Schedule 1 (Conditions precedent), as such schedule may be updated, or Clause 15.1 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on such Obligor’s behalf.

14.15                 No immunity

Each of the Obligors is generally subject to civil and commercial law and to set-off, suit, judgment and execution with respect to their respective obligations under this Agreement and neither the Obligors nor any of their assets has or is entitled to any immunity or privilege, whether characterised as sovereign immunity or otherwise from any set-off, suit, legal action, proceeding, judgment, execution, attachment or other legal process.

14.16                 No omissions

None of the representations and warranties set out in Clauses 14.1 (Status) to 15.16 (No immunity) (both clauses included) omits any matter the omission of which makes any of such representation and warranty misleading.

14.17                 Repetition

The representations set out in Clauses 14.1 (Status) to 15.17 (No omissions) (both clauses included) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the first day of each month during the Loan Period.

15.                               INFORMATION UNDERTAKINGS

The undertakings in this Clause 15 shall remain in force during the Loan Period.

15.1                        Information: miscellaneous

Each Obligor shall deliver to the Lender:

(a)                                        promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group or any Obligor which if adversely determined would reasonably be expected to have a Material Adverse Effect;

(b)                                        promptly, such further information regarding the financial condition, business and operations of any member of the Group or any Obligor as the Lender may reasonably request; and

(c)                                         promptly, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories.

15.2                        Notification of default

(a)                                        Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                                        Promptly upon a request by the Lender if it believes (acting in good faith) that a Default may have occurred and is continuing, the Borrower shall deliver to the Lender a certificate signed by a director or authorised officer certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

16.                               GENERAL UNDERTAKINGS

The undertakings in this Clause 16 shall remain in force during the Loan Period.

16.1                        Authorisations

Each Obligor shall promptly:

(a)                                        obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                        supply certified copies to the Lender of,

any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

16.2                        Compliance with laws

Each Obligor shall comply in all respects with all laws, regulations and listing rules to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.  Each Obligor shall ensure that the Loan and the use of the Loan is legal under all applicable laws.

16.3                        Pari passu ranking

Each Obligor shall ensure that the payment obligations of the Obligors under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.4                        Disposals

Each Obligor shall not, and shall procure each member of the Group not to, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to dispose of any of their respective assets ofvalue exceeding US$2,500,000 (each as determined by the Lender as at the date of the disposal) without prior written consent from the Lender (which may be withheld or given with or without conditions in the Lender’s sole discretion).

16.5                        Merger

Each Obligor shall not, and shall procure each member of the Group not to, enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Lender.

16.6                        Redemption of shares

Each Obligor shall not, and shall procure each member of the Group not to, purchase or redeem any of its issued share capital or make a distribution of assets or other capital distribution to its shareholders without the prior written consent of the Lender.

16.7                        Dividend distribution

Each Obligor shall not, and shall procure each member of the Group not to, declare or pay any dividend or make any other income distribution to its shareholders without the prior written consent of the Lender.

16.8                        Change of business

Each Obligor shall not, and shall procure each member of the Group not to, make any substantial change to the general nature of theirrespective business from that carried on at the Execution Date without the prior written consent of the Lender.

16.9                        Acquisitions

Each Obligor shall not, and shall procure each member of the Group not to, acquire any company, business, assets or undertaking or make any investment without the prior written consent of the Lender.

16.10                 Loans and Guarantees

Without the prior written consent of the Lender, each Obligor shall not, and shall procure each member of the Group not to, make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person, save and except where such making of loans and giving of guarantees or indemnities are in the ordinary course of business of the relevant member of the Group.

16.11                 Use of Proceeds

The Borrower shall not use any proceeds of the Loan for any purpose other than that set forth in Clause 3.1 (Purpose).

16.12                 Fundamental changes

Without the prior written consent of the Lender, each Obligor shall not, and shall procure each member of the Group not to, change:

(a)                                        its constitutional documents in any manner which would be inconsistent with the provisions of any Finance Document; or

(b)                                        its financial year.

16.13                 Amendments, waivers, etc. of material agreements

Each Obligor shall not, and shall procure each member of the Group not to, terminate, amend or grant any waiver with respect to any provision of any material agreement or other instrument evidencing or relating to Financial Indebtedness without the prior written consent of the Lender.

16.14                 Borrowing or raising of credit

Each Obligor shall not, and shall procure each member of the Group not to, borrow or raise credit or Financial Indebtedness or incur any other indebtedness or permit to subsist any financial facilities with any bank, financial institution or other party without prior written consent of the Lender, except from the Lender pursuant to this Agreement, save and except where such borrowing and raising of credit are in the ordinary course of business of the relevant member of the Group, in which event the Borrower shall give a prior written notification of such proposed borrowing and raising of credit to the Lender.

16.15                 Negative pledge

(a)                                 Each Obligor shall not, and shall procure each member of the Group not to, create or permit to subsist any Security over any of the Group’s assets to secure any Financial Indebtedness of the Obligors or any Subsidiary thereof (or any guarantees or indemnity in respect thereof) without, in any such case, making effective provision whereby the Loan and the obligations under the Finance Documents will be secured either at least equally and ratably with such Financial Indebtedness or by such other Security as shall have been approved by the Lender, for so long as such Financial Indebtedness will be so secured.

(b)                                 Paragraph (a) above does not apply to any Security listed below:

(i)                                     any Security arising or already arisen automatically by operation of law, or for taxes, assessments or governmental charges which is promptly discharged or disputed in good faith by appropriate proceedings;

(ii)                                  any Security existing on any property or asset prior to the acquisition thereof by an Obligor or any Subsidiary thereof arising after such acquisition pursuant to contractual commitments entered into prior to and not in contemplation of such acquisition;

(iii)                               any cash management, netting or set-off arrangement or combination of accounts arising in favour of any bank or financial institution as a result of the day-to-day operation of banking arrangements;

(iv)                              any Security arising under any retention of title, title transfer, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to any Obligor or any Subsidiary thereof in the ordinary course of business; and

(v)                                 any easement, right-of-way, zoning and similar restriction and other similar charge or encumbrance not interfering with the ordinary course of business of an Obligor or any of its Subsidiaries.

17.                               EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 17 (other than 18.14 (Acceleration)) is an Event of Default.

17.1                        Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)                                        its failure to pay is caused by administrative or technical error, the Lender, or the force majeure; and

(b)                                        payment is made within three (3) Business Days of its due date.

17.2                        Other obligations

(a)                                        An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 17.1 (Non-payment)).

(b)                                        No Event of Default under sub-clause (a) above will occur if the failure to comply is capable of remedy, and is remedied within ten (10) Business Days of the earlier of the Lender giving notice to the Borrower or any Obligor becoming aware of the failure to comply.

(c)                                         If the Borrower fails to repay the Loan and all outstanding amounts with respect to the Loan on the Final Maturity Date, then without prejudice to any of the rights of the Lender under this Agreement and its exercise of such rights, the Parties shall enter into amicable negotiations with each other in good faith with a view to resolving the matter.

17.3                        Misrepresentation

(a)                                        Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made by reference to the facts and circumstances then existing.

(b)                                        No Event of Default will occur under paragraph (a) above if the misrepresentation is capable of remedy and is remedied within ten (10) days of the earlier of (i) the Lender giving notice to the Borrower of such misrepresentation and (ii) any Obligor becoming aware of the misrepresentation.

17.4                        Cross default

(a)                                        Any Financial Indebtedness of any member of the Group or any Obligor is not paid when due nor within any originally applicable grace period.

(b)                                        Any Financial Indebtedness of any member of the Group or any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                         No Event of Default will occur under this Clause 17.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub-clause (a) to (b) (inclusive) above is less than US$500,000(or its equivalent in any other currency or currencies).

17.5                        Insolvency

(a)                                        Any member of the Group or any Obligor is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)                                        A moratorium is declared in respect of any indebtedness of any member of the Group or any Obligor.

17.6                        Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)                                        the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)                                        a composition or arrangement with any creditor of any Obligor or any member of the Group, or an assignment for the benefit of creditors generally of any Obligor or any member of the Group or a class of such creditors;

(c)                                         the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any member of the Group or any of its assets;

(d)                                        enforcement of any Security over any assets of any Obligor or any member of the Group; or

(e)                                         any analogous procedure or step is taken in any jurisdiction.

17.7                        Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group or any Obligor and is not discharged, stayed or dismissed within thirty (30) days from the date of the relevant order.

17.8                        Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

17.9                        Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

17.10                 Moratorium on External Indebtedness

The government of the PRC, USA or Hong Kong, central bank (or equivalent) of the PRC, USA or Hong Kong or any Governmental Agency of the PRC, USA or Hong Kong declares a moratorium, standstill or similar suspension of payments in respect of its external indebtedness.

17.11                 Cessation of business

Any Obligor suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

17.12                 Money Laundering, Anti-corruption, financing of Terrorism

(a)                                        Any Obligor engages in Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices, including in connection with the procurement or execution of any contract for goods or services.

(b)                                        Any Obligor engages in Money Laundering or acts in breach of any law relating to Money Laundering.

(c)                                         Any Obligor engages in the Financing of Terrorism.

17.13                 Material Adverse Effect

Any other event or series of events occurs which has or could reasonably be expected to have a Material Adverse Effect.

17.14                 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

(a)                                        cancel the Available Facility whereupon it shall immediately be cancelled; and/or

(b)                                        declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable on demand by the Lender.

18.                               CHANGES TO THE LENDER

18.1                        Assignments and transfers by the Lender

(a)                                        Subject to this Clause 18, a Lender (the “Existing Lender”) may:

(i) assign any of its rights; or

(ii) transfer by novation any of its rights and obligations,

under the Finance Documents to any bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or to any other person (the “New Lender”).

(b)                                        The consent of the Borrower shall be required for any assignment or transfer pursuant to paragraph (a) above, in each case, unless the relevant assignment or transfer is (i) to an Affiliate of the Lender or (ii) made at a time when an Event of Default is occurring. The consent of the Borrower to a transfer or assignment must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)                                         An assignment will be effective only on receipt by the Existing Lender of written confirmation from the New Lender that the New Lender will assume the same obligations as it would have been under if it was the Existing Lender.

(d)                                        A transfer will be effective only if the procedure set out in Clause 18.3 (Procedure for transfer) is complied with.

18.2                        Limitation of responsibility of Existing Lender

(a)                                        Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                     the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                  the financial condition of any Obligor;

(iii)                               the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                              the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                        Each New Lender confirms to the Existing Lender that it:

(i)                                        has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                     will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents.

(c)                                         Nothing in any Finance Document obliges the Existing Lender to:

(i)                                        accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 18; or

(ii)                                     support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

(d)                                        In relation to any assignment or transfer by the Existing Lender under this Clause 18, the relevant New Lender agrees to be bound by any consent, waiver or decision given or made by the Existing Lender in connection with the Finance Documents prior to such assignment or transfer.

18.3                        Procedure for transfer

(a)                                        Subject to the conditions set out in sub-clauses (c) and (d), a transfer is effected in accordance with sub-clause (b) below when the Existing Lender and the New Lender execute a duly completed Transfer Certificate or any other form of document agreed between them.

(b)                                        On the Transfer Date:

(i)                                         to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                      each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                                   the New Lender shall acquire the same rights and assume the same obligations as it would have acquired and assumed had the New Lender been the Existing Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender shall be released from further obligations under this Agreement; and

(iv)                                  the New Lender shall become a Party as a “Lender”.

18.4                        Copy of Transfer Certificate to Borrower

The Lender shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

18.5                        Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

18.6                        Exclusion of liability

In relation to any assignment or transfer pursuant to this Clause 18, the Borrower acknowledges and agrees that the Lender shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

19.                               CHANGES TO THE OBLIGORS

An Obligor may not assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of the Lender.

20.                               DISCLOSURE OF INFORMATION

The Lender may disclose to:

(A)                               any of its Affiliates;

(B)                               its head office, its other branch, and its associated companies;

(C)                               any of its professional advisers and other persons providing services to it;

(D)                               any Obligor;

(E)                                any person permitted by any Obligor;

(F)                                 any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation or rules of any securities exchange on which any security of the Lender or any of its Affiliates is listed; and

(G)                               any other person:

(a)                          to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)                          with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(c)                           appointed by a person to whom paragraph (G)(a) or (G)(b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)                          who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (G)(a) or (G)(b) above;

(e)                           to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)                            to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or

(g)                           with the consent of the Obligors,

any information about any Obligor, the Group and the Finance Documents as the Lender shall consider appropriate; provided that in relation to disclosure pursuant to paragraphs (A), (B), (C), (F) or (G) above, if such information is confidential, the person to whom the confidential information is to be given is informed of its confidential nature and that some or all of such confidential information may be price-sensitive information; and further provided that, notwithstanding any other provision herein, the Lender and its Affiliates shall be entitled to, through public announcements, filings, press release or otherwise, publicly disclose any such information as required by any applicable law or regulation or rules of any securities exchange on which any security of the Lender or any of its Affiliates is listed. This Clause supersedes any previous agreement relating to the confidentiality of such information.

21.                               PAYMENT MECHANICS

21.1                        Payments to the Lender

(a)                                        On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.  If no such time is specified, payment must be made no later than 11:00 a.m. Hong Kong time on such due date.

(b)                                        Payment shall be made to the account as notified by the Lender to the Borrower from time to time.

21.2                        Partial payments

(a)                                             If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(A)                        first, in or towards payment of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(B)                        secondly, in or towards payment of any accrued interest, fee (other than as provided in paragraph (A) above) or commission due but unpaid under this Agreement;

(C)                        thirdly, in or towards payment of any principal due but unpaid under this Agreement; and

(D)                        fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.

(b)                                        The Lender may vary the order set out in paragraphs (B) to (D) of sub-clause (a) above.

(c)                                         Sub-clauses (a) and (b) above will override any appropriation made by an Obligor.

21.3                        Business Days

(a)                                        Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                        During any extension of the due date for payment of any principal or Unpaid Sum under sub-clause (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

22.                               SET-OFF

(a)                                             All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(b)                                             The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

23.                               NOTICES

23.1                        Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

23.2                        Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                        in the case of any of the Obligors:

Address:                                          [7th Floor, Building D, Tsinghua Tongfang Hi-Tech Plaza, Haidian District, Beijing, China]

Fax:                                                                [+86-10-8280 0540]

Attention:                                  [Mr. ZHENG Zhaohui(郑朝晖)]

(b)                                        in the case of the Original Lender:

Address:                                          [11th Floor, Zhongqing Building, No.4 Qiyang Road, Wangjing, Beijing, China]

Fax:                                                                [+86-10-6067 6889]

Attention:                                  [Mr. LI Ya (李亚)]

or any substitute address, fax number or department or officer as the Party may notify to the other Party by not less than five (5) Business Days’ notice.

23.3                        Delivery

(a)                                        Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)                                         if by way of fax, only when received in legible form; or

(ii)                                      if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 23.2 (Addresses), if addressed to that department or officer.

(b)                                        Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the other Obligors.

(c)                                         Any communication or document which becomes effective, in accordance with sub-clauses (a) to (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

23.4                        Electronic communication

(a)                                        Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication; and if those two Parties:

(i)                notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)            notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)                                        Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(c)                                         Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

24.                               CALCULATIONS AND CERTIFICATES

24.1                        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

24.2                        Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3                        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360  days.

25.                               PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

26.                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any of the Finance Documents on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

27.                               AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Obligors and any such amendment or waiver will be binding on all Parties.

28.                               COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

29.                               CONSENTS

For the avoidance of doubt, by entering into this Agreement, the Lender shall be deemed to have granted such consent(s) as may be required from the Lender in connection with the transactions contemplated by this Agreement under any previous agreements between the Lender and the Oligors.

30.                               GOVERNING LAW

This Agreement, and all non-contractual obligations arising from or in connection with this Agreement, are governed by, and construed exclusively in accordance with, the laws of Hong Kong.

31.                               DISPUTE RESOLUTION

All disputes and controversies arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Clause 30. The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURE PAGE

For execution by the Borrower

SIGNED and DELIVERED by	)
)
for and on behalf of	)
PARTICLE INC.	)	/S/ YA LI

DIRECTOR / AUTHORISED SIGNATORY

For execution by the Covenantors

SIGNED and DELIVERED by	)
)
for and on behalf of	)
PARTICLE (HK) LIMITED	)	/S/ ZHAOHUI ZHENG

DIRECTOR / AUTHORISED SIGNATORY

SIGNED and DELIVERED by	)
)
for and on behalf of	)
BEIJING PARTICLE INFORMATION	)
TECHNOLOGY CO., LTD.	)
(北京一点网聚信息技术有限公司))		/S/ YA LI

DIRECTOR / AUTHORISED SIGNATORY

SIGNED and DELIVERED by	)
)
for and on behalf of	)
BEIJING YIDIANWANGJU	)
TECHNOLOGY CO., LTD.	)
(北京一点网聚科技有限公司))		/S/ YA LI

DIRECTOR / AUTHORISED SIGNATORY

SIGNATURE PAGE

For execution by the Lender

SIGNED and DELIVERED by	)
)
for and on behalf of	)
PHOENIX NEW MEDIA LIMITED	)	/S/ SHUANG LIU

DIRECTOR / AUTHORISED SIGNATORY

SCHEDULE 1
CONDITIONS PRECEDENT

1.             Authorisation Documents of the Borrower

1.1                               Certified copies of the constitutional documents (including the certificate of incorporation, the updated version of the memorandum and articles of association, a certificate of incumbency and a certificate of good standing issued by the Registrar of Companies) of the Borrower.

1.2                               Certified copies of resolutions of the board of directors of the Borrower:

(a)                               approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)                               authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)                                authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3                               Director’s certificate from the Borrower:

(a)                               confirming that borrowing or securing, as appropriate, the Loan under this Agreement would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

(b)                               containing specimen of the signature of each person authorised by the resolution referred to in sub-clause 1.2(b) above; and

(c)                                certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the Execution Date.

1.4                               Certified copies of written consent of (i) holders of no less than 70% of the outstanding Preferred Shares of the Borrower (voting as a separate class), (ii) holders of no less than 70% of the outstanding Series B Shares of the Borrower (voting as a separate class), and (iii) holders of no less than 70% of the outstanding Class C Shares of the Borrower (voting as a separate class) approving the terms of, and the transactions contemplated by, the Finance Documents.

2.             Authorisation Documents of the Covenantors

2.1                               Certified copies of the constitutional documents (including the certificate of incorporation and the updated version of the articles of association) of each of the Covenantors.

2.2                               Certified copies of resolutions of the board of directors of each of the Covenantors:

(a)                               approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)                               authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)                                authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

2.3                               Director’s certificate or legal representative’s certificate from each of the Covenantors:

(a)                               confirming that assuming obligations under this Agreement would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

(b)                               containing specimen of the signature of each person authorised by the resolution referred to in sub-clause 2.2(b) above; and

(c)                                certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the Execution Date

3.           Other documents and evidence

3.1                               The Original Financial Statements of the Borrower.

3.2                               A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

3.3                               Satisfactory completion of any other document(s) which the Lender may reasonably require.

SCHEDULE 2
FORM OF UTILISATION REQUEST

Utilisation Request

From:               Particle Inc.

To:                             Phoenix New Media Limited

Date:

Dear Sirs

Loan Agreement dated [            ] 2016 between, among others, Particle Inc. as borrower and Phoenix New Media Limited as lender (the “Loan Agreement”)

1.                                     We refer to the Loan Agreement.  This is an Utilisation Request.  Terms defined in the Loan Agreement shall have the same meaning in this Utilisation Request.

2.                                     We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	US$[ ]

3.                                     We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                     The proceeds of this Loan should be credited to the following account:

Name of Bank:
Account Number:
Address of Bank:

5.                                     This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Particle Inc.

SCHEDULE 3
FORM OF TRANSFER CERTIFICATE

To:                                                                             Particle Inc.

From:                                                               [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Loan Agreement dated [                ] 2016 between, among others, Particle Inc. as borrower and Phoenix New Media Limited as lender (the “Loan Agreement”)

1.                                     We refer to the Loan Agreement.  This is a Transfer Certificate.  Terms used in the Loan Agreement shall have the same meaning in this Transfer Certificate.

2.                                     We refer to Clause 18.3 (Procedure for transfer):

(a)                                The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s rights and obligations referred to in the Schedule in accordance with Clause 18.3 (Procedure for transfer).

(b)                                The proposed Transfer Date is [               ].

(c)                                 The facility office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 23.2 (Addresses) are set out in the Schedule.

3.                                     The New Lender expressly acknowledges

(a)                                 the limitations on the Existing Lender’s obligations set out in sub-clauses (a) and (c) of Clause 18.2 (Limitation of responsibility of Existing Lenders), and

(b)                                 that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

4.                                     The New Lender confirms that it is a “New Lender” within the meaning of Clause 18.1 (Assignments and transfers by the Lenders).

5.                                     The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.

6.                                     This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.                                     This Transfer Certificate, and all non-contractual obligations arising from or in connection with this Transfer Certificate, are governed by, and construed exclusively in accordance with, the laws of Hong Kong.

8.                                     This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Rights and Obligations to be Transferred

Transfer Details:

Nature:	[insert description of facility(ies) transferred]
Final Maturity:	[ ]

Participation Transferred

Drawn Amount:	[ ]
Undrawn Amount:	[ ]

Administration Details:

New Lender’s Receiving Account:	[ ]
Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Attn/Ref:	[ ]

[Existing Lender]	[New Lender]
By:	By: